SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):      June 28, 2004

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

South Carolina	0-24031	57-0910139

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1601 Shop Road, Suite E, Columbia, S.C.	29201

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:      (803) 736-5595

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure.

     On June 28, 2004 Integrated Business Systems and Services, Inc. (the “Company”) announced it has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor, whereby Fusion Capital has purchased $250,000 of IBSS’s common stock and has agreed to purchase up to an additional $6.0 million of common stock over a 24-month period. Specifically, after the Securities & Exchange Commission has declared effective a registration statement, each month IBSS has the right to sell to Fusion Capital $250,000 of its common stock at a purchase price based upon the market price of IBSS’s common stock on the date of each sale without any fixed discount to the market price. At the Company’s sole option, Fusion Capital can be required to purchase lesser or greater amounts of common stock each month up to $6.0 million in the aggregate. The Company has the right to control the timing and the amount of stock sold to Fusion Capital. IBSS also has the right to terminate the agreement at any time without any additional cost. Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of the common stock in any manner whatsoever.

     The Company’s press release with respect to the common stock purchase agreement with Fusion Capital Fund II, LLC is attached as Exhibit 99.1 to this report on Form 8-K.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c) Exhibits.

Exhibit Number	Description

10.1	Common Stock Purchase Agreement dated June 28, 2004 by and between Integrated Business Systems and Services, Inc. and Fusion Capital Fund II, LLC

10.2	Registration Rights Agreement dated June 28, 2004 by and between Integrated Business Systems and Services, Inc. and Fusion Capital Fund II, LLC

99.1	Press Release dated June 28, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.
(Registrant)

Date: June 28, 2004	By:	/s/ George E. Mendenhall

George E. Mendenhall
Chief Executive Officer